Exhibit 99.1

Matthew E. Oakes
President and Chief Executive Officer
Direct Insite Corp.
500 East Broward Boulevard, Suite 1550
 Fort Lauderdale, Florida

May 30, 2014

Dear Matthew:

Since we currently do not have a Chairman, I hereby tender my resignation from the Board of Directors (the “Board”) of Direct Insite Corp. (“Direct Insite” or the “Company”) to you, effective immediately.

As you know, when Metropolitan Venture Partners II, L.P. asked me to look at Direct Insite, it was a difficult turnaround situation. The Company’s revenues were shrinking at double digits annually with a long-tenured CEO and Chairman, Jim Cannavino, collecting compensation that was almost 10% of revenues. I was particularly concerned that his contract included a clause that stated his job did “not require regular attendance at any Company office” and that the previous Board was neither holding management accountable by requiring the CEO to show up to work in an office nor looking out for the best interests of the shareholders.

Under the new Board and with your leadership, the Company has stemmed this dangerous slide and stabilized the business. While there is still much more work to do, I have appreciated your hard work in hiring a talented full-time CFO, recruiting a direct sales force, broadening the customer base, and enhancing the technical team. The potential market for the Company’s offerings remains vast and its reference customer list is strong. I am heartened that with the right business plan that builds a bundle of services around a network of Accounts Receivable and Accounts Payable suppliers, you can continue to turn the Company around for the benefit of all shareholders, including the minority shareholders who have no Board representation.

I fully endorse and support the recent decision to de-stagger the Board and I hope to see continued progress towards best-in-class corporate governance with a strong, independent Board free of perceived family conflicts. Toward this goal, I would recommend that the Board replenish its membership with one or more candidates who have deep technical expertise, offer a fresh perspective, and who are energetic and engaged.

Finally, although I believe the Company’s prospects are bright, I would urge the Board to evaluate and explore opportunities to sell the Company and retain the advice of an investment banker to augment that process. It is my view that this course of action is the surest means to maximize shareholder value.

It has been a pleasure serving with you. Please file my resignation letter as an exhibit to the required 8‑K in accordance with Item 5.02(a)(2).

Kind regards,

/s/ Craig W. Thomas
Craig W. Thomas